Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES FOURTH QUARTER RESULTS

AND HIRES BRAD CUNNINGHAM AS RAMPAGE GMM

•	12% Fourth Quarter Sales Growth Despite Same Store Sales Decline of 9.5%

•	Net Income for Quarter of $5.7 Million with EPS of 24 Cents

•	70 New Stores Open in Fiscal 2003 — 50 Planned for Fiscal 2004

•	Brad Cunningham Announced as GMM for Rampage Chain and Joins Donna Desrosiers, the Previously Announced GMM for Charlotte Russe Chain

SAN DIEGO, California, October 23, 2003 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing specialty retailer of fashionable, value-priced apparel and accessories for young women, today reported financial results for the fourth quarter of fiscal 2003 ended September 27, 2003.

Mark Hoffman, Chief Executive Officer, remarked: “For some time, our top-line growth has been challenged by various external and internal factors, and the recent back-to-school season wasn’t much different. Sales from the 70 new stores opened during the past year more than offset the 9.5% decline in comp store sales as we saw revenues rise 12% during the quarter. Our business continued to be impacted by the absence of strong fashion trends for our customer, a tough economic environment, and negative mall traffic. Accordingly, executed strong inventory control in these promotional and fashion-lean times, and inventories at stores open for more than one year were down 13.5% at the end of September.

“Recognizing the importance of responding to these market conditions, I want to report that we have completed the placement of new leadership for our merchandising organizations. I am pleased with the arrival of Donna Desrosiers as our General Merchandise Manager for the Charlotte Russe chain. Her solid background, which includes over 20 years in young women’s fashion retail, will provide a fresh perspective on strengthening assortments to improve our market position. In addition, I look forward to the contributions of Brad Cunningham as our new General Merchandise Manager for the Rampage chain. Brad comes to us most recently from Express, and he possesses impressive retail credentials after having worked at Guess? for five years and May Department Stores for the seven preceding years. For the first time since 1997, we have established a buying organization in which each chain has its own GMM to provide a singular perspective on the merchandise offerings.

“Despite the challenges with sales, we managed our business well during the quarter and delivered 24 cents of earnings per share. Our consistently strong product-level gross margins improved by about 1½ percentage points. However, the de-leveraging of store rent and occupancy costs reduced operating margins by about 2½ percentage points as the average store volume decreased by 12% from last year’s productivity. Our ability to generate this level of profitability demonstrates the fundamental strength of our business model. Should we see store volumes increase to previous levels, we would expect operating margin to improve as store occupancy costs are leveraged.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0330

“October is a transition month as we clear out the remainder of back-to-school goods and prepare for the transition to the Holiday assortment. With the flow of Holiday inventory underway, we expect that comp store inventory levels will begin to exceed prior year levels by early November. Understandably, we do not have a clear picture yet for how Holiday sales will perform for fashion-forward women’s retailers, and sales trends continue to run in negative territory during early October. Assuming no significant change in the overall retailing environment, we would guide investors to expect single-digit negative comparable store sales in the first quarter of fiscal 2004 ended December 2003 with diluted earnings per share of 24 to 28 cents, compared to 32 cents last year,” concluded Hoffman.

Financial Results:

Net sales for the fourth quarter increased 12% to $123.0 million from $109.4 million for the fourth quarter last year. Comparable store sales decreased 9.5% during the quarter, compared to a decrease of 5.0% for the fourth quarter of fiscal 2002.

Net sales for fiscal 2003 were $456.6 million, an increase of 12% from $409.4 million for last year. Comparable store sales decreased 10.1% during fiscal 2003, compared to a decrease of 5.4% that was reported for fiscal 2002.

Earlier in the fiscal year, the Company took a $5.5 million pre-tax charge associated with the closure of 10 Charlotte’s Room stores. The final settlement of charges is currently estimated to be $4.9 million, which negatively impacts earnings per share by 13 cents. Accordingly, the fourth quarter results reflect a $0.6 million pre-tax reversal of store closing costs, which improved earnings per share by 1 cent.

Operating income for the fourth quarter decreased 3% to $9.4 million as compared to $9.7 million for the same quarter last year. Before taking into account the pre-tax $0.6 million reversal of store closure costs, operating income for the quarter decreased 9% to $8.8 million. Net income declined 3% to $5.7 million from $5.9 million for the same quarter last year. Diluted earnings per share for the quarter was $0.24 as compared to $0.25 for the same quarter of the prior year, a decline of 4%. The average number of shares outstanding during the recent quarter was 23.6 million on a diluted basis.

Operating income for fiscal 2003 decreased 51% to $18.2 million from $36.9 million for last year. Before taking into account the pre-tax $4.9 million charge for store closure costs, operating income for fiscal 2003 decreased 37% to $23.1 million. Net income decreased 51% to $11.0 million from $22.4 million for last year. Diluted earnings per share for fiscal 2003 was $0.47 as compared to $0.95 for the prior year, a decrease of 51%. Diluted earnings per share, before taking into account the pre-tax $4.9 million charge associated with the closure of the Charlotte’s Room stores, was $0.60, a decline of 37% from last year.

The company ended fiscal year 2003 with $23.0 million of cash after having spent $23.9 million for capital expenditures during the year. With stockholders’ equity of $140.4 million and no long-term debt, the company expects to fund $20-24 million of capital expenditures in fiscal 2004 with available cash balances and internally generated cashflow from operations.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. The company operated a total of 311 stores in 38 states and Puerto Rico, as of September 27, 2003 which included 70 new stores opened during fiscal 2003. In total, the company expects to open about 50 new Charlotte Russe and Rampage stores during fiscal 2004 which ends in September 2004.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature emerging fashion trends and appeal to women with a flair for making fashion statements and who want to create a cutting-edge look.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 4082940.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 13, 2002, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002
Net sales	$123,009	$109,418	$456,622	$409,382
Cost of goods sold	90,149	79,059	342,621	296,006

Gross profit	32,860	30,359	114,001	113,376
Selling, general & administrative expenses	24,095	20,695	90,896	76,516
Store closing costs	(600)	—	4,900	—

Operating income	9,365	9,664	18,205	36,860
Interest income, net	62	67	119	164
Other charges	(79)	(78)	(270)	(289)

Income before income taxes	9,348	9,653	18,054	36,735
Income tax expense	3,646	3,765	7,041	14,327

Net income	$ 5,702	$ 5,888	$ 11,013	$ 22,408

Basic earnings per share	$0.27	$0.28	$0.52	$1.06

Diluted earnings per share	$0.24	$0.25	$0.47	$0.95

Basic weighted average shares outstanding	21,269	21,210	21,240	21,045
Diluted weighted average shares outstanding	23,595	23,630	23,507	23,694

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	Sept. 27, 2003	Sept. 28, 2002
ASSETS
Cash and cash equivalents	$22,967	$13,553
Inventories	34,507	33,319
Other current assets	5,410	2,503
Deferred tax assets	5,300	4,300

Total current assets	68,184	53,675
Fixed assets, net	100,019	95,632
Goodwill, net	28,790	28,790
Other assets	1,372	1,406

Total assets	$198,365	$179,503

LIABILITIES
Accounts payable trade	$20,928	$24,929
Accounts payable other	6,457	5,445
Accrued payroll and related expense	2,527	2,372
Income and sales taxes payable	2,320	1,259
Other current liabilities	9,887	6,752

Total current liabilities	42,119	40,757
Deferred rent	9,947	8,377
Other liabilities	313	209
Deferred tax liabilities	5,600	1,600

Total liabilities	57,979	50,943
Total stockholders’ equity	140,386	128,560

Total liabilities and stockholders’ equity	$198,365	$179,503

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-587-1500 ext:1250/